EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 14th day of March 2011, by and between CoreLogic, Inc., a Delaware corporation (the “Company”), and James Balas (the “Executive”).

RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A. The Company desires that the Executive be employed by the Company to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth, effective as of March 14, 2011 (the “Effective Date”).
B. The Executive desires to accept such employment on such terms and conditions.
C. This Agreement shall govern the employment relationship between the Executive and the Company from and after the Effective Date and supersedes and negates all previous agreements with respect to such relationship.
AGREEMENT
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:
1.    Retention and Duties.

1.1
Retention. The Company does hereby hire, engage and employ the Executive for the Period of Employment (as such term is defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2
Duties. During the Period of Employment, the Executive shall serve the Company as its Senior Vice President & Controller and shall have such other duties and responsibilities as the Chief Financial Officer of the Company (the “CFO”) or Chief Executive Officer of the Company (the “CEO”) shall determine from time to time. The Executive shall be subject to the corporate policies of the Company as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Company's Code of Conduct, as it may change from time to time). During the Period of Employment, the Executive shall report to the CFO, however, until such CFO is appointed, Executive shall report to the CEO.

1.3	No Other Employment; Minimum Time Commitment. During the Period of

Employment, the Executive shall (i) devote substantially all of the Executive's business time, energy and skill to the performance of the Executive's duties for the Company, (ii) perform such duties in a faithful, effective and efficient manner to the best of his abilities, and (iii) hold no other employment. The Executive's service on the boards of directors (or similar body) of other business entities is subject to the approval of the CEO or the Company's Board of Directors (the “Board”). The Company shall have the right to require the Executive to resign from any board or similar body (including, without limitation, any association, corporate, civic or charitable board or similar body) which he may then serve if the Board reasonably determines that the Executive's service on such board or body interferes with the effective discharge of the Executive's duties and responsibilities to the Company or that any business related to such service is then in competition with any business of the Company or any of its affiliates, successors or assigns.

1.4
No Breach of Contract. The Executive hereby represents to the Company and agrees that: (i) the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive's duties hereunder do not and shall not constitute a breach of, conflict with, or otherwise contravene or cause a default under, the terms of any other agreement or policy to which the Executive is a party or otherwise bound or any judgment, order or decree to which the Executive is subject; (ii) the Executive will not enter into any new agreement that would or reasonably could contravene or cause a default by the Executive under this Agreement; (iii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other Person which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; (iv) the Executive is not bound by any employment, consulting, non-compete, confidentiality, trade secret or similar agreement (other than this Agreement and the Confidentiality Agreement) with any other Person; (v) to the extent the Executive has any confidential or similar information that he is not free to disclose to the Company, he will not disclose such information to the extent such disclosure would violate applicable law or any other agreement or policy to which the Executive is a party or by which the Executive is otherwise bound; and (vi) the Executive understands the Company will rely upon the accuracy and truth of the representations and warranties of the Executive set forth herein and the Executive consents to such reliance.

1.5
Location. The Executive's principal place of employment shall be the Company's principal executive office as it may be located from time to time. The Executive agrees that he will be regularly present at that office. The Executive acknowledges that he will be required to travel from time to time in the course of performing his duties for the Company.

1.6
Confidentiality Agreement. In connection with entering into this Agreement, the Executive has executed and delivered to the Company a Confidential Information and Inventions Agreement (as it may be amended from time to time and together with any similar successor agreement, the “Confidentiality Agreement”). The Executive agrees to abide by the Confidentiality Agreement.

2.
Period of Employment. The “Period of Employment” shall commence on the Effective Date and shall end at the close of business on March 14, 2013 (the “Termination Date”), after such time Executive's employment shall transition to at-will employment status. Notwithstanding the foregoing, the Period of Employment is subject to earlier termination as provided in this Agreement.

3.    Compensation.

3.1
Base Salary. The Executive's base salary (the “Base Salary”) shall be paid in accordance with the Company's regular payroll practices in effect from time to time. The Executive's Base Salary for the first twelve (12) months of the Period of Employment shall be at an annualized rate of Two Hundred and Seventy Five Thousand Dollars ($275,000). The Executive's Base Salary shall increase to an annualized rate of Two Hundred and Ninety Thousand Dollars ($290,000) on the first anniversary of the Effective Date. The Company will review the Executive's Base Salary at least annually and may adjust the Executive's Base Salary upward from the rate then in effect based on such review.

3.2
Annual Performance Bonus. Executive shall be eligible to receive an annual incentive bonus (“Incentive Bonus”). The Executive's target Incentive Bonus amount for any such fiscal year shall be forty percent (40%) of the Executive's Base Salary, and will be determined by the Company in its sole discretion, based on the performance objectives established by the Company for that particular period and subject to the terms and conditions of any applicable bonus plan. For the 2011 fiscal year only, Executive shall be eligible for a minimum guaranteed Incentive Bonus of One Hundred and Ten Thousand Dollars ($110,000). Except as otherwise provided in this Agreement, the Executive must be employed with the Company or one of its subsidiaries at the time the Company pays Incentive Bonuses.

3.3
Long-Term Incentive Equity Awards. The Executive shall also be eligible to participate in the Company's Long Term Incentive Compensation Plan (“Equity Awards”). The Executive's target Equity Award for any such fiscal year shall be forty percent (40%) of the Executive's Base Salary, and will be determined by the Company in its sole discretion, based on the performance objectives established by the Company for that particular period and subject to the terms and conditions of any applicable bonus plan. For the 2011 award cycle , the grant-date value of the Equity Awards made to the Executive (such value determined using the Company's usual methodologies and assumptions for purposes of determining the grant-date value, expressed as a cash amount, of its Equity Awards) shall not be less than One Hundred and Ten Thousand Dollars ($110,000) and will be granted no later than June 30, 2011. The 2011 award cycle grant will include Restricted Stock Units (20% of award value at grant), Stock Options (40% of Award Value at grant) and Performance Based Restricted Stock Units (40% of Award Value at grant) consistent with the Offer Letter (“Offer Letter”) accepted and signed February 9, 2011. Any Equity Awards granted under this Agreement shall be subject to the provisions of the CoreLogic 2006 Incentive Compensation Plan or the Plan in effect at the time of the grant (the “Plan”).

3.4
Hiring Bonus. The Executive shall receive a hiring bonus of Seventy Thousand Dollars ($70,000), payable with the April 1, 2011payroll cycle. Should the Executive voluntarily leave the Company prior to March 13, 2012, said Executive will reimburse the Company the hiring bonus amount, within thirty (30) days of termination, on a pro-rata basis.

4.    Benefits.

4.1
Retirement, Welfare and Fringe Benefits. During the Period of Employment, the Executive shall be entitled to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the

Company to the Company's employees generally, in accordance with the eligibility and participation provisions of such plans and as such plans or programs may be in effect from time to time.

4.2
Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive's duties for the Company under this Agreement and shall be entitled to reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive's duties for the Company, subject to the Company's expense reimbursement policies and any pre-approval policies in effect from time to time. The Executive agrees to promptly submit and document any reimbursable expenses in accordance with the Company's expense reimbursement policies to facilitate the timely reimbursement of such expenses.

4.3	Paid Time Off. During the Period of Employment, the Executive will be covered by the Company's Executive Paid Time Off Policy as in effect.
5.    Termination.

5.1
Termination by the Company. The Executive's employment with the Company, and the Period of Employment, may be terminated at any time by the Company: (i) with Cause (as such term is defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive's death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as such term is defined in Section 5.5).

5.2
Termination by the Executive. The Executive's employment with the Company, and the Period of Employment, may be terminated by the Executive with no less than thirty (30) days advance written notice to the Company (such notice to be delivered in accordance with Section 18).

5.3
Benefits upon Termination. If the Executive's employment by the Company is terminated during the Period of Employment for any reason by the Company or by the Executive, or upon or following the expiration of the Period of Employment (in any case, the date that the Executive's employment by the Company terminates is referred to as the “Severance Date”), the Company shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Company, any payments or benefits except as follows:

(a)    The Company shall pay the Executive (or, in the event of his death, the Executive's estate) any Accrued Obligations (as such term is defined in Section 5.5);
(b)    If, during the Period of Employment, the Executive's employment is terminated by the Company, without Cause, the Executive shall be entitled to the following benefits:
(i)    The Company shall pay the Executive (in addition to the Accrued Obligations), subject to tax withholding and other authorized deductions, an amount (the “Severance Benefit”) equal to the greater of twelve (12) months of Executive's annualized Base Salary or until the end of the Period of Employment. The severance provision herein shall not apply to a termination within twelve (12) months after the date of a Change in Control (as defined in the Change in Control Agreement in effect at that time), and any severance obligations to Executive in such event shall be governed by any Change in Control Agreement in effect at that time.
For purposes of such determinations, the Base Salary referenced is the Executive's annualized rate of Base Salary in effect on the Severance Date. Subject to Section 21(b), the Company shall pay the Severance Benefit to the Executive in substantially equal monthly installments in accordance with the Company's standard payroll practices.
(ii)    At the time the Company pays bonuses with respect to the fiscal year in which the Severance Date occurs (and in all events not later than three months after the end of such fiscal year), the Company shall pay the Executive the Incentive Bonus that would otherwise have been paid to the Executive with respect to that fiscal year had his employment with the Company not terminated, multiplied by a fraction, the numerator of which is the total number of days in such fiscal year the Executive was employed with the Company and the denominator of which is the total number of days in such fiscal year.
(c)    If, during the Period of Employment, the Executive's employment with the Company terminates as a result of the Executive's Disability, the Company shall pay the Executive the amounts contemplated by Section 5.3(b)(ii).
(d)    Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement, or any obligation under the Confidentiality Agreement, at any time, from and after the date of such breach and not in any way in limitation of any right or remedy otherwise available to the Company, the Executive will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Benefit or any remaining unpaid amount contemplated by Section 5.3(b)(ii) or 5.3(c) provided that, if the Executive provides the release contemplated by Section 5.4, in no event shall the Executive be entitled to benefits pursuant to Section 5.3(b) or 5.3(c), as applicable, of less than $5,000 (or the amount of such benefits, if less than $5,000), which amount the parties agree is good and adequate consideration, in and of itself, for the Executive's release contemplated by Section 5.4.
(e)    The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive's receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Company welfare benefit plan; (ii) the Executive's rights under COBRA to continue participation in medical, dental, hospitalization and life insurance coverage; or (iii) the Executive's receipt of benefits otherwise due in accordance with the terms of the Company's 401(k) plan (if any).

5.4	Release; Exclusive Remedy; Leave.
(a)    This Section 5.4 shall apply notwithstanding anything else contained in this Agreement or any stock option or other equity-based award agreement to the contrary. As a condition precedent to any Company obligation to the Executive pursuant to Section 5.3(b) or 5.3(c) or any other obligation to accelerate vesting of any equity-based award in connection with the termination of the Executive's employment, the Executive shall, upon or promptly following his last day of employment with the Company (and in all events within twenty-one (21) days after his last day of employment with the Company), provide the Company with a valid, executed general release agreement in a form acceptable to the Company, and such release agreement shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law.
(b)    The Executive agrees that the payments and benefits contemplated by Section 5.3 (and any applicable acceleration of vesting of an equity-based award in accordance with the terms of such award in connection with the termination of the Executive's employment) shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Executive agrees to resign, on the Severance Date, as an officer and director of the Company and each of its subsidiaries, and as a fiduciary of any benefit plan of the Company or any of its subsidiaries, and to promptly execute and provide to the Company any further documentation, as requested by the Company, to confirm such resignation.

5.5	Certain Defined Terms.
(a)    As used herein, “Accrued Obligations” means:
(i)    any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and
(ii)    any reimbursement due to the Executive pursuant to Section 4.2 for expenses reasonably incurred by the Executive on or before the Severance Date and documented and pre-approved, to the extent applicable, in accordance with the Company's expense reimbursement policies in effect at the applicable time.

(b)    As used herein, “Cause” shall mean, as reasonably determined by the Board (excluding the Executive, if he is then a member of the Board) based on the information then known to it, that one or more of the following has occurred:
(i)    the Executive commits a felony or any crime of moral turpitude (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction);
(ii)    the Executive has engaged in acts of fraud, dishonesty or other acts of misconduct in the course of his duties hereunder;
(iii)    a breach by the Executive of any material Company policy applicable to the Executive resulting in loss or damage to the reputation of the Company, the Confidentiality Agreement, any provision of Section 6, and/or or any other contract to which the Executive is a party to with the Company or any of its subsidiaries.
(d)    As used herein, “Disability” shall mean a physical or mental impairment which, as reasonably determined by a competent physician, renders the Executive unable to perform the essential functions of his employment with the Company, even with reasonable accommodation that does not impose an undue hardship on the Company, for more than 90 days in any 180-day period, unless a longer period is required by federal or state law, in which case that longer period would apply. For purposes of this paragraph, a competent physician shall be a physician mutually agreed by the executive and the Board. If a mutual agreement cannot be reached, the Executive shall designate a physician and the Board shall designate a physician and these two physicians shall select a third physician who shall be the “competent physician.”
(e)    As used herein, the term “Person” shall be construed broadly and shall include, without limitation, an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(f)    As used herein, a “Separation from Service” occurs when the Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

5.6.
Notice of Termination. Any termination of the Executive's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. This notice of termination must be delivered in accordance with Section 18 and must indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.7	Limitation on Benefits.
(a)    Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Executive under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received all of the Benefits (such reduced amount if referred to hereinafter as the “Limited Benefit Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.
(b)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company's independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company's expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) business days of the date of termination of the Executive's employment, if applicable, or such other time as requested by the Company or the Executive (provided the Executive reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to any Benefits, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such Benefits. Unless the Executive provides written notice to the Company within ten (10) business days of the delivery of the Determination to the Executive that he disputes such Determination, the Determination shall be binding, final and conclusive upon the Company and the Executive.

6.	Protective Covenants. For purposes of clarity, the provisions of this Section 6 are in addition to, not in lieu of, any obligations set forth in the Confidentiality Agreement.

6.1
Cooperation. Following the Executive's last day of employment by the Company, the Executive shall reasonably cooperate with the Company and its subsidiaries in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company and any subsidiaries with respect to matters relating to the Executive's employment with or service as a member of the Board or the board of directors of any subsidiary (collectively, “Litigation”); or (b) any audit of the financial statements of the Company or any subsidiary with respect to the period of time when the Executive was employed by the Company or any subsidiary (“Audit”). The Executive acknowledges that such cooperation may include, but shall not be limited to, the Executive making himself available to the Company or any subsidiary (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company or any subsidiary to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company or any subsidiary pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company or any subsidiary, in a form and within a time frame requested by the Board, with respect to the Company's or any subsidiary's opening balance sheet valuation of intangibles and financial statements for the period in which the Executive was employed by the Company or any subsidiary; and (v) turning over to the Company or any subsidiary any documents relevant to any Litigation or Audit that are or may come into the Executive's possession. The Company shall reimburse the Executive for reasonable travel expenses incurred in connection with providing the services under this Section 6.1, including lodging and meals, upon the Executive's submission of receipts.

6.2
Further Condition of Any Severance. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Company or any of its subsidiaries as defined in the most recent Company 10K or any subsidiaries or units acquired following the publication of the Company 10K through the Severance Date during the twelve (12) month period following the Severance Date, it would be very difficult for the Executive not to rely on or use the Company's and its subsidiaries' trade secrets and confidential information. Accordingly, the Company shall have no obligation to pay any Severance Benefit (or any further Severance Benefit, as the case may be, and in each case that may otherwise be or become due) in the event that, during the Period of Employment or at any time in the twelve (12) months after the Severance Date, the Executive, directly or indirectly through any other Person engages in, enters the employ of, renders any services to, has any ownership interest in, or participates in the financing, operation, management or control of, any Competing Business. The Executive agrees that he will not hold any such position or engage in any such activity during the Period of Employment. Compliance with this Section 6.2 is a condition precedent to any Severance Benefit that might otherwise be or become due. For purposes of this Agreement, the phrase “directly or indirectly through any other Person engage in” shall include, without limitation, any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, member, partner, joint venturer or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, director, officer, licensor of technology or otherwise. For purposes of this Agreement, “Competing Business” means a Person anywhere in the continental United States and elsewhere in the world where the Company and its subsidiaries engage in business, or reasonably anticipate engaging in business, on the Severance Date (the “Restricted Area”) that at any time during the Period of Employment has competed, or at any time during the twelve (12) month period following the Severance Date competes, with the Company or any of its subsidiaries. Nothing herein shall prohibit the Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as the Executive has no active participation in the business of such corporation.

7.
Withholding Taxes. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

8.	Successors and Assigns.
(a)    This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Without limiting the generality of the preceding sentence, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor or assignee, as applicable, which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.
Number and Gender; Examples. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

10.	Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this

Agreement nor are they to be used in the construction or interpretation thereof.

11.
Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of California, without giving effect to any choice of law or conflicting provision or rule (whether of the state of California or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of California to be applied. In furtherance of the foregoing, the internal law of the state of California will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

12.
Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn (as to geographic scope, period of duration or otherwise) so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.
Entire Agreement. This Agreement, together with the Confidentiality Agreement, embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement, together with the Confidentiality Agreement, supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement and the Confidentiality Agreement, and to the extent inconsistent with this Agreement and the Confidentiality Agreement, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect, except for the Offer Letter. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein or in the Confidentiality Agreement.

14.
Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

15.
Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

16.
Arbitration. Executive and the Company agree that any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive's employment, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator (the “Arbitrator”) selected from the American Arbitration Association, as the exclusive forum for the resolution of such dispute. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator's award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment. The parties agree that the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator's fee, but that each party shall bear its own attorneys fees and other expenses.

17.
Remedies. Each of the parties to this Agreement and any such person or entity granted rights hereunder whether or not such person or entity is a signatory hereto shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that each party may in its sole discretion seek specific performance, injunctive relief and/or other appropriate equitable relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement. Each party shall be responsible for paying its own attorneys' fees, costs and other expenses pertaining to any such legal proceeding and enforcement regardless of whether an award or finding or any judgment or verdict thereon is entered against either party.

18.
Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five days after deposit in the U.S. mail and one day after deposit with a reputable overnight courier service.

if to the Company:
CoreLogic, Inc.
4 First American Way
Santa Ana, California 92707
Attention: Niosha Shakoori, Employment Counsel

if to the Executive, to the address most recently on file in the payroll records of the Company.

19.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

20.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

21.	Section 409A.
(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Executive.
(b)    If the Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Executive's Separation from Service, the Executive shall not be entitled to any payment or benefit pursuant to Section 5.3(b) or (c) until the earlier of (i) the date which is six (6) months after his or her Separation from Service for any reason other than death, or (ii) the date of the Executive's death. The provisions of this Section 21(b) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A. Any amounts otherwise payable to the Executive upon or in the six (6) month period following the Executive's Separation from Service that are not so paid by reason of this Section 21(b) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Executive's Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Executive's death).
(c)    To the extent that any reimbursements pursuant to Section 4.2 are taxable to the Executive, any reimbursement payment due to the Executive pursuant to any such provision shall be paid to the Executive on or before the last day of the Executive's taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that the Executive receives in one taxable year shall not affect the amount of such reimbursements that the Executive receives in any other taxable year.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the Effective Date.
“COMPANY”
CoreLogic, Inc.,
a Delaware corporation

By: /s/ Anand Nallathambi
Name:     Anand Nallathambi
Title:     President and Chief Executive Officer

“EXECUTIVE”

James Balas

/s/ James Balas